Exhibit 10.1

ASSET PURCHASE AGREEMENT

AMONG

REMINGTON ARMS COMPANY, INC.,

RA BRANDS, L.L.C.

PURE FISHING, INC.,

PURE FISHING I, LLC

AND

PURE FISHING II, LLC

DATED AS OF

FEBRUARY 6, 2004

i

3 6.5	Remington License	17
6.6	EXPRESS® Trademark	17
6.7	Consents	19
6.8	Customer Payments; Mail	19
6.9	Non-U.S. Distribution Agreements	19
6.10	Delivery of Information	19
6.11	Post-Closing Sale of Products to Remington	20
6.12	Employee Matters	21
6.13	Right of First Offer Regarding Remington® License	21
6.14	Contract Payments; Certain Customer Settlements	22
6.15	Escrow	23
6.16	Best Efforts; Further Assurances	24
6.17	Operation of Business	24
6.18	Notice of Material Developments	24
6.19	Exclusivity	24

ARTICLE VII CLOSING		25
7.1	Closing	25
7.2	Deliveries by Sellers	25
7.3	Deliveries by Buyers	26
7.4	Conditions Precedent to the Closing	27
7.5	Further Assurances	27

ARTICLE VIII INDEMNIFICATION		28
8.1	Indemnification by Sellers	28
8.2	Indemnification by Buyers	29
8.3	Notice of Claim	29
8.4	Defense	29
8.5	Time for Claims	30
8.6	Limitation	30
8.7	Maximum Indemnity Amount	31
8.8	Reduction by Insurance Proceeds	31
8.9	Reduction by Tax Benefit	31
8.10	Special Buyers Indemnity of Sellers	31
8.11	Sole Remedy	33

ARTICLE IX TERMINATION		33
9.1	Conditions of Termination	33
9.2	Effect of Termination	34

ARTICLE X MISCELLANEOUS		34
10.1	Bulk Sales	34
10.2	Tax Filings	34
10.3	Taxes and Expenses	34
10.4	Publicity	34
10.5	Best Efforts	34
10.6	Notices	34
10.7	Governing Law	35
10.8	Counterparts	36
10.9	Assignment	36
10.10	Third Party Beneficiaries	36
10.11	Headings	36
10.12	Amendments	36
10.13	Knowledge	36
10.14	Severability	36

10.15	Entire Agreement	36
10.16	The Guarantee	36
10.17	Fees and Expenses	37
10.18	Descriptive Headings; Interpretation	37

ARTICLE XI DEFINITIONS		37

SCHEDULES

Schedule 1.2(a)	Tangible Personal Property
Schedule 1.2(b)	Inventory
Schedule 1.2(c)	Assumed Contracts
Schedule 1.2(d)	Business Intellectual Property
Schedule 1.3	Excluded Assets
Schedule 3.3	Required Consents—Seller
Schedule 3.4(a)	Exceptions to GAAP
Schedule 3.4(c)	Other Liabilities
Schedule 3.5	Liens
Schedule 3.7	Raw Material owned or held by third parties
Schedule 3.12	Absence of Changes—Remington
Schedule 4.11	Absence of Changes—RA Brands
Schedule 5.3	Required Consents—Buyers
Schedule 6.9	Non-U.S. Distribution Agreements
Schedule 9.13	Persons Attributed with “Knowledge”

EXHIBITS
Exhibit A	Allocation of Purchase Price
Exhibit B	Financial Statements
Exhibit C	Bill of Sale and Assignment
Exhibit D	Transitional Services Agreement
Exhibit E	REMINGTON® License Agreement
Exhibit F	Consulting Agreement
Exhibit G	Opinion of Sellers’ Counsel
Exhibit H	Assignment and Assumption Agreement
Exhibit I	Escrow Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of February 6, 2004, is entered into by and among REMINGTON ARMS COMPANY, INC. (“Remington“), a Delaware corporation, RA BRANDS, L.L.C. (“RA Brands“), a Delaware limited liability company (Remington and RA Brands sometimes referred to collectively as the “Sellers” and individually as a “Seller”), PURE FISHING, INC., an Iowa corporation, (“Pure Fishing”) as guarantor, and PURE FISHING I, LLC, a Delaware limited liability company (“PF I”), and PURE FISHING II, LLC, a Delaware limited liability company (“PF II”, and together with PF I, the “Buyers” and each individually, a “Buyer”).

R E C I T A L S :

WHEREAS, Remington owns and operates a line of business consisting of the sale, manufacture, distribution, development and design of the Stren® brand of fishing lines (the “Business“), the intellectual property assets of which are owned by RA Brands; and

WHEREAS, Sellers desire to sell, and Buyers desire to buy, certain of the assets of Sellers used in or relating to the operation of the Business, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, Sellers, Pure Fishing and Buyers agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.1 Transfer of Assets.

(a) Remington agrees to sell, assign, transfer and deliver to PF I, free and clear of all Liens (as defined below) other than those described in Section 3.5(a), and PF I agrees to purchase and accept from Remington, at the Closing (as defined below) the assets of Remington specifically described in Section 1.2 below, but excluding certain assets described in Section 1.3. The assets being sold by Remington hereunder are collectively referred to as the “Remington Purchased Assets”.

(b) RA Brands agrees to sell, assign, transfer and deliver to PF II, free and clear of all Liens other than those described in Section 3.5(a), and PF II agrees to purchase and accept from RA Brands, at the Closing the assets of RA Brands specifically described in Section 1.2 below, but excluding certain assets described in Section 1.3. The assets being sold by RA Brands hereunder are collectively referred to as the “RA Brands Purchased Assets”.

(c) The Remington Purchased Assets and the RA Brands Purchased Assets are collectively referred to as the “Purchased Assets,” and the assets described in Section 1.3 are collectively referred to as the “Excluded Assets.”

1.2 Purchased Assets. The Purchased Assets consist of the following:

(a) Tangible Personal Property. All machinery and equipment listed on Schedule 1.2(a) owned by Remington and used in connection with the Business (the “Tangible Personal Property“), together with any express or implied warranty by the manufacturers or sellers of any item thereof.

(b) Inventories. All inventories of the Business owned by Remington as of the Effective Time (defined below), including, without limitation, all bulk inventory, finished goods and work in process, including obsolete and slow moving inventory (collectively, the “Inventory“), the location and an approximation of which are described on Schedule 1.2(b).

(c) Contracts. All open purchase orders as of the date hereof, agreements to purchase Inventory, all open sales orders as of the date hereof, advertising and sponsorship agreements, spooling agreements and other agreements of any nature entered into in connection with the Business to which either Seller is a party or by which Sellers or the Purchased Assets are bound or affected, which are described on Schedule 1.2(c) (as such schedule is updated as of the Closing Date with the consent of Buyer to add customer contracts approved by Buyers in their sole discretion to such schedule) and which will be assigned by Sellers and assumed by the applicable Buyer at the Effective Time (the “Assumed Contracts“).

(d) Intellectual Property. The Intellectual Property assets owned or licensed by Sellers on the Closing Date and exclusively used in connection with the operations of the Business, including: (a) registered and unregistered trademarks, service marks, trade names, logos (the “Marks“) and all applications for registration relating thereto, listed on Schedule 1.2(d), (b) registered and unregistered copyrighted works, listed on Schedule 1.2(d), (c) the domain names listed on Schedule 1.2(d) and the content of the www.stren.com web site, and (d) patents and pending patent applications listed on Schedule 1.2(d) (collectively, the “Business Intellectual Property“), together with the goodwill related thereto and any royalty income therefrom accruing after the Effective Time.

(e) Records. The inventory records and customer and supplier records of Sellers created or maintained in connection with the Assumed Contracts.

(f) Goodwill. Any and all of Sellers’ goodwill in and going concern value of the Business.

(g) Claims. All of Sellers’ rights to any causes of action or claims with respect to the Purchased Assets and Assumed Liabilities arising in connection with the operation of the Business by Buyers and accruing after the Effective Time.

1.3 Excluded Assets. The following assets shall be excluded from the Purchased Assets and shall be retained by Sellers:

(a) Non-Business Assets. All assets, whether tangible or intangible, not used in the Business or relating primarily to Sellers’ other lines of business.

(b) Cash. All cash on hand and on deposit in banks, cash equivalents and investments.

(c) Accounts Receivable. All accounts receivable related to the Business included on the books of Sellers.

(d) Insurance. All insurance policies relating to or covering the operations of the Business including any such policies maintained in connection with an employee benefit plan.

(e) Assets of Benefit Plans. Pension, profit sharing or savings plans and trusts and the assets thereof, and all other employee benefit plans and the assets thereof.

(f) Certain Records. Minute books and stock books (or their equivalents) of Sellers or any of their predecessors in interest.

(g) Claims. All of Sellers’ rights to any causes of action or claims arising in connection with the operation of the Business by either Seller and accruing prior to the Effective Time, including, without limitation, claims for refunds for Taxes (as defined below) accruing prior to the Effective Time, other than those referred to in Section 1.2(g).

(h) Other Assets. Those other assets listed on Schedule 1.3.

1.4 Liabilities. The Purchased Assets shall be sold and conveyed to the applicable Buyer free and clear of all Liabilities (as defined below), obligations, liens, security interests and encumbrances whatsoever (collectively, “Liens“, or individually, a “Lien”), except for Liens described in Section 3.5(a) below.

(a) Assumed Liabilities. PFI will assume at Closing the obligations of Sellers under all of the other Assumed Contracts to be transferred to such Buyer except for those obligations and Liabilities accruing or arising thereunder before the Effective Time. For the avoidance of doubt, the Assumed Contracts will include any agreements to purchase Inventory (whether finished goods or bulk inventory set forth on Schedule 1.2(c)). Pure Fishing will also assume at Closing the obligations of Remington specified in Section 6.14. Each obligation or Liability described in this Section 1.4(a) is herein referred to as an “Assumed Liability” and collectively, the “Assumed Liabilities.”

(b) Excluded Liabilities. None of the Buyers will assume or have any responsibility with respect to any other obligation or Liability of Sellers other than those Liabilities described in Section 1.4(a) above (each obligation or Liability other than those described in Section 1.4(a), an “Excluded Liability” and collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, none of the Buyers will assume any trade payables related to the Business (except those arising under any Assumed Contract following the Effective Time or as related to Inventory not yet received as described in the last sentence of Section 1.4(a) above).

ARTICLE II

CONSIDERATION

2.1 Purchase Price. The aggregate purchase price (the “Purchase Price“) for the Purchased Assets shall be FORTY-FOUR MILLION AND NO/100 DOLLARS ($44,000,000.00). The Purchase Price shall be payable on the Closing Date as follows: by wire transfer of immediately available funds 2.2 to the account(s) designated by Sellers as follows: SIXTEEN MILLION FOUR HUNDRED NINETY NINE THOUSAND DOLLARS ($16,499,000) to Remington for the Remington Purchased Assets and TWENTY SIX MILLION FIVE HUNDRED AND ONE THOUSAND DOLLARS ($26,501,000) to RA Brands for the RA Brands Purchased Assets; and 2.3 ONE MILLION DOLLARS ($1,000,000) (the “Escrow Amount”) to J.P. Morgan Institutional Trust Services (the “Escrow Agent”) as security for the obligations of Sellers pursuant to Section 6.15 hereof to be held in accordance with the terms and conditions of the Escrow Agreement.

2.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit A.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF REMINGTON

Remington represents and warrants to Buyers and Pure Fishing as follows:

3.1 Organization and Good Standing. Remington is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Remington has all requisite corporate power and authority to own, operate and lease the Purchased Assets it purports to own, operate and lease, and to conduct the operations of the Business as presently conducted and as conducted on the date of Interim Balance Sheet (as defined below). Remington is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the operation or condition (financial or otherwise) of the Business or the Purchased Assets (hereinafter, a “Material Adverse Effect”).

3.2 Authority. Remington has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements provided for or referenced herein to which it is or will be a party (collectively, the “Remington Agreements“), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the Remington Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action of the part of Remington. The Remington Agreements have been, or with respect to Remington Agreements to be executed at the Closing, will be, duly executed and delivered by Remington and each constitutes or will constitute when executed and delivered a valid and binding obligation of Remington, enforceable against Remington in accordance with its terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws (as defined below) affecting creditor’s rights generally and by principles of equity regarding the availability of remedies.

3.3 Effect of Agreement. The execution, delivery and performance of the Remington Agreements do not and will not: (a) conflict with the Certificate of Incorporation or Bylaws of Remington (each as amended); (b) to the best knowledge of Remington, violate any Law or any rule or regulation of any governmental body or administrative agency, or conflict with any judicial or administrative order or decree relating to Remington, the Business or the Purchased Assets; (c) conflict with, violate, or constitute a breach or default under any Assumed Contract or any other agreement or instrument to which Remington is a party and by which the Business or Purchased Assets are affected, except for any Unassigned Agreements as described in Section 6.7; (d) create any Lien on any of the Purchased Assets; or (e) except as set forth on Schedule 3.3, require any consent, notice to or filing with any governmental authority or administrative agency or any private person or firm on behalf of Remington, except with respect to clause (e) such consents or notices as the failure to obtain or give would not have a Material Adverse Effect. The matters described on Schedule 3.3 are referred to as the “Required Consents.”

3.4 Financials; Books.

(a) The unaudited balance sheets and statements of net income for the Business have been delivered to Buyers for the fiscal years ended December 31 for each of 2001, 2002, and 2003, and are attached hereto as Exhibit B (hereinafter referred to collectively as the “Financial Statements“). The balance sheet as of December 31, 2003 included in the Financial Statements is the “Interim Balance Sheet.” Subject to the qualifications set forth in Section 3.4(b) below, the Financial Statements: (i) are correct and complete and in accordance with the books and records of Remington, (ii) present fairly the assets, liabilities and financial condition of the Business as of the respective dates of the Financial Statements, and the results of operations for the periods then ending, and (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as set forth on Schedule 3.4(a).

(b) The Financial Statements, or any portion thereof, purporting to represent the Business as a stand alone business is proforma data, selected and assimilated by Remington in good faith from the books and records of Sellers to attempt to reflect the Business as if it had been stand alone for the fiscal years ended December 31 for each of 2001, 2002, and 2003 in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as set forth on Schedule 3.4(a). All such data is unaudited and subject to the subjective judgments of Remington in allocating balance sheet items and items of income and expense separately to the Business from other operations of Sellers.

(c) Neither Remington nor RA Brands has any obligation or Liability arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date (including any residual Liability with any customer, distributor or supplier), in each case relating to or affecting the Purchased Assets or the Business other than: (i) Liabilities set forth on the Liabilities side of the Interim Balance Sheet, (ii) Liabilities and obligations which have arisen after the date of the Interim Balance Sheet in the ordinary course of business (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (iii) Liabilities which are not required by generally accepted accounting principles to be set forth on the balance sheet of Remington and which, individually and in the aggregate, would not have a Material Adverse Effect, and (iv) other Liabilities and obligations listed on Schedule 3.4(c).

3.5 Title to Assets.

Remington has good and marketable title to the Remington Purchased Assets, free and clear of any Liens, other than the following:

(a) liens for Taxes not yet due and payable; and

(b) liens described on Schedule 3.5(b), all of which will be removed at or prior to Closing.

The Liens described in clauses (a) and (b) above shall be referred to herein as the “Permitted Liens.”

3.6 Tangible Property.

(a) Each material item of Tangible Personal Property is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purpose for which it presently is used. No material item of Tangible Personal Property is in need of repair or replacement, other than as part of routine maintenance in the ordinary course of business.

(b) Remington or RA Brands own, or has a valid license to use, and to transfer to the applicable Buyer hereunder, all of the Tangible Personal Property and the Business Intellectual Property, subject to Section 6.5 and 6.6 with respect to the Remington®, Power-Lokt® and Express® trademarks, necessary for the conduct of the Business as presently conducted by Remington.

3.7 Inventories. All items included in the Inventory (a) are useable in the ordinary course of business for the Business as presently conducted by Remington; (b) were purchased in the ordinary course of the Business as presently conducted by Remington; and (c) are located on the premises described on Schedule 1.2(b) or are in transit in the ordinary course of business. Except as set forth on Schedule 3.7, to Sellers’ knowledge, there are no residual raw materials used to produce the Inventory or which could be used to produce Inventory owned or held by third parties.

3.8 Contracts and Leases.

(a) Schedule 1.2(c) lists all contracts, commitments, agreements (including, without limitation, agreements for the borrowing of money or the extension of credit), contracts with customers, suppliers, vendors, distributors and sales representatives, agreements or understandings with third parties regarding rebate and incentive programs, merchandising agreements, promotional contracts and advertising allowances, leases, licenses, understandings and obligations (“Contracts”), whether written or oral, to which Remington is party or by which Remington or the Purchased Assets sold by Remington are bound or affected, that are material to or necessary for the operation of the Business as presently conducted, and that Buyers will assume at Closing. Remington has delivered to Buyers true and complete copies of all written Assumed Contracts, and Buyers have been given a written summary of all material terms of all oral Assumed Contracts, including any and all amendments thereto, to which Remington is a party (the “Assumed Remington Contracts“). To Remington’s knowledge, each of the Assumed Remington Contracts is valid, binding and enforceable in accordance with its terms (except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies), is in full force and effect and Remington is not in default under any of the Assumed Remington Contracts, except as would not reasonably be expected to have a Material Adverse Effect. Except for any Unassigned Agreements (hereinafter defined), the assignment of the Assumed Remington Contracts by Remington to the applicable Buyer will not, with respect to such Assumed Remington Contract (i) constitute a default or accelerate the obligations thereunder,

(ii) require the consent of any Person, except for the Required Consents, or (iii) affect the continuation, validity and effectiveness thereof or the terms thereof.

(b) Sellers have delivered to Buyers a summary (the “Contract Summary”) dated February 6, 2004 of all of the material Contracts to which either Seller is a party or by which either Seller or the assets of the Business as presently conducted by Sellers immediately in advance of Closing are bound or affected. The Contract Summary sets forth a summary which is complete in all material respects of all Contracts referenced thereon, other than the summaries of those Contracts as indicated on the Contract Summary which have been redacted or otherwise withheld. In connection with the delivery of the Contract Summary, Sellers have delivered to Buyers a redacted copy of a representative Contract on the form to which Remington is a party for the distribution of its products, including those sold in the Business, outside of the United States.

3.9 Litigation. There are no material claims, actions, suits or investigations pending, or to the best knowledge of Remington, threatened, against Remington affecting the Purchased Assets or the Business.

3.10 Compliance with Laws; Permits. There is not outstanding or, to the best knowledge of Remington, threatened, any investigation, proceeding, order or decree of any court, governmental agency or arbitration tribunal against or involving Remington and affecting the Business or the Purchased Assets. Remington is currently in compliance with all Laws, rules, regulations and licensing requirements of all federal, state, local and foreign authorities including, without limitation, environmental health and safety laws, applicable to the Purchased Assets and operation of the Business, except for any instances of non-compliance which do not have a Material Adverse Effect. Remington has obtained all material permits, certificates, licenses and authorizations required for the conduct of the Business and the ownership of the Purchased Assets as presently conducted.

3.11 Taxes. Remington has filed all Tax returns with respect to the Business and Purchased Assets that it was required to file, and all such Tax returns were correct and complete in all material respects. All Taxes owed arising out of the conduct of the Business or ownership of the Purchased Assets (whether or not shown on any Tax return) and required to have been paid by the date hereof have been paid. Remington has withheld and paid all Taxes required to have been withheld and paid by the date hereof in connection with amounts paid or owing, with respect to the Business and the ownership of the Purchased Assets, to any employee, independent contractor, creditor, stockholder, or other third party. None of the Assumed Contracts is an obligation to make a payment that is not deductible under Code Section 280G. There are no Tax liens on any of the Purchased Assets, except with respect to Taxes that are not yet due and payable.

3.12 Absence of Changes. Except as set forth on Schedule 3.12, since date of the Interim Balance Sheet, Remington has conducted the operations of the Business only in the ordinary course of business consistent with past practices, and has not:

(a) suffered any uninsured damage to any asset of the Business that would have a Material Adverse Effect;

(b) sold, disposed, assigned, leased, licensed or transferred any assets used in the operation of the Business, except for (i) assets consumed or disposed of in the ordinary course of business consistent with past practices; (ii) assets disposed of in connection with the acquisition of replacement property of equivalent kind and value; or (iii) assets that are no longer useful in the operations of the Business;

(c) accelerated, modified, amended or terminated any Assumed Remington Contract or made any material change in the economic terms of any Assumed Remington Contract;

(d) incurred any material obligation or Liability, except normal trade or business obligations incurred in the ordinary course of business;

(e) with respect to the Business, introduced any new method of management, operations or accounting or accounting policies, or made any write-down in the value of its Inventory that is other than in the ordinary course of business consistent with past custom and practice;

(f) mortgaged or pledged or imposed any security interest upon any of the Purchased Assets, tangible or intangible, or subjected them to any lien, except Permitted Liens;

(g) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) related to the Business or the Purchased Assets involving more than $10,000 other than purchase orders entered into in the ordinary course of business consistent with past practice;

(h) experienced any other occurrence, event, incident, or taken any action or omitted to take any action related to the Business or the Purchased Assets which would have a Material Adverse Effect;

(i) made any election with respect to Taxes relating to the conduct of the Business or the ownership of the Purchase Assets;

(j) failed to pay any amounts coming due under any Assumed Remington Contract or failed to make any payments in connection with the renewal of any Assumed Remington Contract other than in the ordinary course of business consistent with past practices; or

(k) agreed, whether orally or in writing, to do any of the foregoing.

3.13 Brokers’ Fees. Remington has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Buyer could become liable or obligated.

3.14 Intellectual Property.

(a) The use of the Business Intellectual Property in the operation of the Business as conducted by Remington and RA Brands in North America in advance of Closing has not infringed or misappropriated any Intellectual Property of other Persons, and does not infringe or misappropriate any Intellectual Property of other Persons, and neither Seller is aware of any facts which indicate a likelihood of any of the foregoing, nor has a Seller received any notice regarding any of the foregoing (including, any demands or offers to license any Intellectual Property from any other Person). To the knowledge of Sellers, the use of the Business Intellectual Property in the operation of the Business as conducted by Remington and RA Brands in all areas of the world other than North America in advance of Closing has not infringed or misappropriated any Intellectual Property of other Persons, and does not infringe or misappropriate any Intellectual Property of other Persons, and neither Seller is aware of any facts which indicate a likelihood of any of the foregoing, nor has a Seller received any notice regarding any of the foregoing (including, any demands or offers to license any Intellectual Property from any other Person).

(b) Remington is the record owner of each domain name listed on Schedule 1.2(d). The Marks, and the trademarks associated with the license agreements which are the subject of Section 6.5 and 6.6, are all of the trademarks necessary to operate the Business as presently conducted by Sellers.

3.15 Stren Original. Sellers represent and warrant that neither Remington nor RA Brands owns at the Closing, or has during the ten (10) years preceding the Closing Date owned, any formula, know-how, trade secrets, patent, process technology or other similar Intellectual Property rights relating to the formulation and manufacture of the fishline products sold under the brand “Stren Original”, including such fishline products manufactured by E.I. du Pont de Nemours and Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RA BRANDS

RA Brands represents and warrants to Buyers and Pure Fishing as follows:

4.1 Organization. RA Brands is a limited liability company in existence and in good standing under the laws of the State of Delaware. RA Brands has the power under its Certificate of Formation, Limited Liability Company Agreement and the Delaware Limited Liability Company Act (the “Governing Documents“) to own, operate and lease the Purchased Assets it purports to own, operate and lease, and to conduct the operations of the Business as presently conducted and as conducted on the date of Interim Balance Sheet. RA Brands is duly qualified to do business as a foreign limited liability company and is in good standing in the jurisdictions in which it is required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2 Authority. RA Brands has all requisite limited liability company power under the Governing Documents to execute and deliver this Agreement and the other agreements provided for or referenced herein to which it is or will be a party (collectively, the “RA Brands Agreements“), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the RA Brands Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action of the part of RA Brands. The RA Brands Agreements have been, or with respect to RA Brands Agreements to be executed at the Closing, will be, duly executed and delivered by RA Brands and each constitutes or will constitute when executed and delivered a valid and binding obligation of RA Brands, enforceable against RA Brands in accordance with its terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditor’s rights generally and by principles of equity regarding the availability of remedies.

4.3 Effect of Agreement. The execution, delivery and performance of the RA Brands Agreements do not and will not: (a) conflict with the Certificate of Formation or Limited Liability Company Agreement of RA Brands (each as amended); (b) to the best knowledge of RA Brands, violate any Law or any rule or regulation of any governmental body or administrative agency, or conflict with any judicial or administrative order or decree relating to RA Brands, the Business or the

Purchased Assets; (c) conflict with, violate, or constitute a breach or default under any Assumed Contract or any other agreement or instrument to which RA Brands is a party and the Business or Purchased Assets are affected, except for any Unassigned Agreements as described in Section 6.7; (d) create any Lien on any of the Purchased Assets; or (e) except as set forth on Schedule 3.3, require any consent, notice to or filing with any governmental authority or administrative agency or any private person or firm on behalf of RA Brands, except with respect to clause (e), such consents or notices as the failure to obtain or give would not have a Material Adverse Effect.

4.4 Contracts and Leases. Schedule 1.2(c) lists all Contracts to which RA Brands is party or by which RA Brands or the Purchased Assets sold by RA Brands is bound or affected, that are material to or necessary for the operation of the Business as presently conducted, and that PF II will assume at Closing. RA Brands has delivered to Buyers true and complete copies of all written Assumed Contracts, and Buyers have been give a written summary of all material terms of all oral Assumed Contracts, including any and all amendments thereto, to which RA Brands is a party (the “Assumed RA Brands Contracts“). To RA Brand’s knowledge, each of the Assumed RA Brands Contracts is valid, binding and enforceable in accordance with its terms (except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies), is in full force and effect and RA Brands is not in default under any of the Assumed RA Brands Contracts, except as would not reasonably be expected to have a Material Adverse Effect. Except for any Unassigned Agreements, the assignment of the Assumed RA Brands Contracts by RA Brands to Buyer will not, with respect to such Assumed RA Brands Contract, (i) constitute a default or accelerate the obligations thereunder, (ii) require the consent of any Person, except for the Required Consents, or (iii) affect the continuation, validity and effectiveness thereof or the terms thereof.

4.5 Intellectual Property.

(a) Schedule 1.2(d) lists all the registered and material unregistered Business Intellectual Property, and, with respect to each Mark, other than the secondary marks listed thereon (the “Secondary Marks”), lists (for the United States only) the goods or services with which such Mark is used and the date of first use of such Mark, and all United States, foreign and state registrations relating thereto. To the knowledge of RA Brands, each of the Marks other than the Secondary Marks has been in continuous use since the date of first use set forth in Schedule 1.2(d), and each of the Marks, and the Secondary Marks other than Stren Superline, T-Braid, Ti-Braid and Titanium Braid, is now in use in interstate or intrastate commerce. Schedule 1.2(d) also contains a complete and accurate list of (a) all material licenses and other rights granted by RA Brands to any third party with respect to any Business Intellectual Property, and (b) all material licenses and other rights granted by any third party to RA Brands with respect to any Business Intellectual Property, in each case identifying the subject Business Intellectual Property. RA Brands is the record owner of each of the trademark registrations, copyright registrations, and patents, and applications related to the foregoing, which is listed on Schedule 1.2(d), and all required maintenance filings, maintenance fee payments and, to the best of RA Brands’ knowledge, Tax payments and annuities and have been timely completed with respect to each. RA Brands has not exclusively licensed any of the Business Intellectual Property to any third party. The Business Intellectual Property constitutes all of the Intellectual Property exclusively used in the operation of the Business as presently conducted. RA Brands’ interest in all Business Intellectual Property is free and clear of all Liens (other than Permitted Liens).

(b) The use of the Business Intellectual Property in the operation of the Business as conducted by RA Brands in North America in advance of Closing has not infringed or misappropriated any Intellectual Property of other Persons, and does not infringe or misappropriate any Intellectual Property of other Persons, and RA Brands is not aware of any facts which indicate a likelihood of any of the foregoing, nor has RA Brands received any notice regarding any of the foregoing (including, any demands or offers to license any Intellectual Property from any other Person). To the knowledge of RA Brands, the use of the Business Intellectual Property in the operation of the Business as conducted by RA Brands in all areas of the world other than North America in advance of Closing has not infringed or misappropriated any Intellectual Property of other Persons, and does not infringe or misappropriate any Intellectual Property of other Persons, and RA Brands is not aware of any facts which indicate a likelihood of any of the foregoing, nor has RA Brands received any notice regarding any of the foregoing (including, any demands or offers to license any Intellectual Property from any other Person).

(c) Except as set forth on Schedule 1.2(d), (a) there are no claims against RA Brands or Remington presently pending contesting the validity, use or ownership or enforceability of any of the Business Intellectual Property, and, to the knowledge of RA Brands, there is no basis for any such claim, and (b) to the knowledge of RA Brands, no third party has infringed, misappropriated or otherwise conflicted with any of the Business Intellectual Property. All of the Business Intellectual Property shall be owned or available for use by PF II immediately after the Closing on terms and conditions identical in all material respects to those under which RA Brands owned or used the Business Intellectual Property immediately prior to the Closing

4.6 Title to Assets. RA Brands has good and marketable title to (a) the RA Brands Purchased Assets and (b) the RA Brands Purchased Assets specified on Schedule 1.2(d), in each case free and clear of any Liens, other than Permitted Liens.

4.7 Litigation. There are no material claims, actions, suits or investigations pending, or to the best knowledge of RA Brands, threatened, against RA Brands affecting the Purchased Assets or the Business.

4.8 Compliance with Laws; Permits. There is not outstanding or, to the best knowledge of Remington, threatened, any investigation, proceeding, order or decree of any court, governmental agency or arbitration tribunal against or involving RA Brands and affecting the Business or the Purchased Assets. RA Brands is currently in compliance with all Laws, rules, regulations and licensing requirements of all federal, state, local and foreign authorities including, without limitation, environmental health and safety laws, applicable to the Purchased Assets and operation of the Business, except for any instances of non-compliance which do not have a Material Adverse Effect. RA Brands has obtained all material permits, certificates, licenses and authorizations required for the conduct of the Business and the ownership of the Purchased Assets as presently conducted.

4.9 Taxes. RA Brands has filed all Tax returns with respect to the Business and Purchased Assets that it was required to file, and all such Tax returns were correct and complete in all material respects. All Taxes owed arising out of the conduct of the Business or ownership of the Purchased Assets (whether or not shown on any Tax return) and required to have been paid by the date hereof have been paid. RA Brands has withheld and paid all Taxes required to have been withheld and paid by the date hereof in connection with amounts paid or owing, with respect to the Business and the ownership of the Purchased Assets, to any employee, independent contractor, creditor, stockholder, or other third party. There are no Tax liens on any of the Purchased Assets, except with respect to Taxes that are not yet due and payable.

4.10 Brokers’ Fees. RA Brand has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Buyer could become liable or obligated.

4.11 Absence of Changes. Except as set forth on Schedule 4.11, since date of the Interim Balance Sheet, RA Brands has used the Business Intellectual Property only in the ordinary course of business consistent with past practices, and has not:

(a) suffered any uninsured damage to any Business Intellectual Property that would have a Material Adverse Effect;

(b) sold, disposed, assigned or transferred any of the Business Intellectual Property;

(c) leased or licensed any of the Business Intellectual Property other than in the ordinary course of its business;

(d) accelerated, modified, amended or terminated any Assumed RA Brands Contract or made any material change in the economic terms of any Assumed RA Brands Contract;

(e) incurred any material obligation or Liability, except normal trade or business obligations incurred in the ordinary course of business;

(f) mortgaged or pledged or imposed any security interest upon any of the Business Intellectual Property, or subjected them to any lien, except Permitted Liens;

(g) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) related to the Business Intellectual Property involving more than $10,000;

(h) experienced any other occurrence, event, incident, or taken any action or omitted to take any action related to the Business Intellectual Property which would have a Material Adverse Effect;

(i) made any election with respect to Taxes relating to the Business Intellectual Property;

(j) failed to pay any amounts coming due under any Assumed RA Brands Contract or failed to make any payments in connection with the renewal of any Assumed RA Brands Contract other than in the ordinary course of business consistent with past practices; or

(k) agreed, whether orally or in writing, to do any of the foregoing.

4.12 Stren Original. RA Brands represents and warrants that it does not own at the Closing Date, nor has it during the ten (10) years preceding the Closing Date owned, any formula, know-how, trade secrets, patent, process technology or other similar Intellectual Property rights relating to the formulation and manufacture of the fishline products sold under the brand “Stren Original”, including such fishline products manufactured by E.I. du Pont de Nemours and Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYERS AND PURE FISHING

Each Buyer and Pure Fishing represents and warrants to Sellers as follows:

5.1 Organization and Good Standing.

(a) Pure Fishing is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Pure Fishing is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which the ownership of PF I, PF II or the Purchased Assets or the operation of the Business make such qualification necessary.

(b) PF I is a limited liability company in existence and in good standing under the laws of the State of Delaware. PF I is duly qualified to do business as a foreign limited liability company and is in good standing in the jurisdictions in which it the ownership of the Purchased Assets or the operation of the Business make such qualification necessary.

(c) PF II is a limited liability company in existence and in good standing under the laws of the State of Delaware. PF II is duly qualified to do business as a foreign limited liability company and is in good standing in the jurisdictions in which it the ownership of the Purchased Assets or the operation of the Business make such qualification necessary.

5.2 Authority.

(a) Pure Fishing has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements provided for or referenced herein to which it is or will be a party (collectively, the “Pure Fishing Transaction Agreements“), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the Pure Fishing Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Pure Fishing. The Pure Fishing Transaction Agreements have been, or with respect to Pure Fishing Transaction Agreements to be executed at the Closing, will be, duly executed and delivered by Pure Fishing, and each constitutes or will constitute when executed and delivered a valid and binding obligation of Pure Fishing, enforceable against Pure Fishing in accordance with its terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditor’s rights generally and by principles of equity regarding the availability of remedies.

(b) PF I has all requisite limited liability company power under its Certificate of Formation, Limited Liability Company Agreement and the Delaware Limited Liability Company Act and authority to execute and deliver this Agreement and the other agreements provided for or referenced herein to which it is or will be a party (collectively, the “PF I Transaction Agreements“), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the PF I Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of PF I. The PF I Transaction Agreements have been, or with respect to PF I Transaction Agreements to be executed at the Closing, will be, duly executed and delivered by PF I, and each constitutes or will constitute when executed and delivered a valid and binding obligation of PF I, enforceable against PF I in accordance with its terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditor’s rights generally and by principles of equity regarding the availability of remedies.

(c) PF II has all requisite limited liability company power under its Certificate of Formation, Limited Liability Company Agreement and the Delaware Limited Liability Company Act and authority to execute and deliver this Agreement and the other agreements provided for or referenced herein to which it is or will be a party (collectively, the “PF II Transaction Agreements“), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the PF II Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of PF II. The PF II Transaction Agreements have been, or with respect to PF II Transaction Agreements to be executed at the Closing, will be, duly executed and delivered by PF II, and each constitutes or will constitute when executed and delivered a valid and binding obligation of PF II, enforceable against PF II in accordance with its terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditor’s rights generally and by principles of equity regarding the availability of remedies.

5.3 Effect of Agreement.

(a) The execution, delivery and performance of the Pure Fishing Transaction Agreements do not and will not: (a) conflict with the Articles of Incorporation or Bylaws of Pure Fishing (each as amended); (b) to the best knowledge of Pure Fishing, violate any Law or any rule or regulation of any governmental body or administrative agency, or conflict with any judicial or administrative order or decree relating to Pure Fishing; (c) conflict with, violate, or constitute a breach or default under any contract or any other agreement or instrument by which Pure Fishing is bound; or (d) except as set forth on Schedule 5.3, require any consent, notice to or filing with any governmental authority or administrative agency or any private person or firm on behalf of Pure Fishing.

(b) The execution, delivery and performance of the PF I Transaction Agreements do not and will not: (a) conflict with the Certificate of Formation or Limited Liability Company Agreement of PF I; (b) to the best knowledge of PF I, violate any Law or any rule or regulation of any governmental body or administrative agency, or conflict with any judicial or administrative order or decree relating to PF II; (c) conflict with, violate, or constitute a breach or default under any contract or any other agreement or instrument by which PF I is bound; or (d) except as set forth on Schedule 5.3, require any consent, notice to or filing with any governmental authority or administrative agency or any private person or firm on behalf of PF I.

(c) The execution, delivery and performance of the PF II Transaction Agreements do not and will not: (a) conflict with the Certificate of Formation or Limited Liability Company Agreement of PF II; (b) to the best knowledge of PF II, violate any Law or any rule or regulation of any governmental body or administrative agency, or conflict with any judicial or administrative order or decree relating to PF II; (c) conflict with, violate, or constitute a breach or default under any contract or any other agreement or instrument by which PF II is bound; or (d) except as set forth on Schedule 5.3, require any consent, notice to or filing with any governmental authority or administrative agency or any private person or firm on behalf of PF II.

5.4 Financing. Buyers have the funds available, as of the Closing Date, to consummate the transactions contemplated by this Agreement and to perform all of the covenants and other agreements of Buyers referenced herein.

5.5 Brokers’ Fees. None of the Buyers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which either Seller could become liable or obligated.

ARTICLE VI

COVENANTS

6.1 Access. Following the Closing for a period of seven (7) years, each Buyer shall grant to Sellers and their representatives full access during normal business hours, provided that such access shall be provided so as not to create an undue interruption of Buyers’ other businesses, to all records and other documents transferred to it by Sellers relating to the ownership of the Purchased Assets and the operation of the Business prior to the Closing Date as may be required in connection with any Tax filing, Tax audit or litigation of either of the Sellers or related to any other third party proceeding or inquiry involving either of the Sellers.

6.2 Confidentiality.

(a) Each Seller agrees to retain in confidence and not disclose, and to require their respective directors, officers, shareholders, members, managers, employees, representatives and agents (collectively, “Representatives”) to retain in confidence and not disclose, all confidential and proprietary information concerning the Business or the Purchased Assets, except that a Seller may disclose the information to those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby and the preparation of appropriate Tax returns. In making such information available to its Representatives, a Seller shall take any and all precautions necessary to ensure that its Representatives use the information only as permitted hereby. Notwithstanding the foregoing, such information may be disclosed (i) if it is required by court order or decree, by any regulatory authorities or governmental agencies, pursuant to applicable law or in connection with the preparation or filing of Tax returns, (ii) if it is ascertainable or obtained from public or published information, or (iii) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential. If a Seller or any of its Representatives shall be required to make disclosure of any such information by operation of law (other than in connection with the preparation and filing of Tax returns), such Seller shall give Buyers prior notice of the making of such disclosure and shall use all reasonable efforts to afford Buyers an opportunity to contest the making of such disclosure.

(b) In recognition of the confidential nature of certain of the information which was provided to Buyers by Sellers prior to the Closing related to the transactions contemplated by this Agreement, each Buyer and Pure Fishing agrees to retain in confidence and not disclose, and to require its Representatives to retain in confidence and not disclose, all confidential and proprietary information concerning Remington or RA Brands related to the business or operations of Remington or RA Brands other than the Business (including such information transmitted or disclosed to Pure Fishing, Buyers or any of their Representatives by either Seller or any of their Representatives in advance of the Closing). Notwithstanding the foregoing, such information may be disclosed (i) if it is required by court order or decree, by any regulatory authorities or governmental agencies, pursuant to applicable law or in connection with the preparation or filing of Tax returns, (ii) if it is ascertainable or obtained from public or published information, or (iii) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential. If Pure Fishing or any Buyer shall be required to make disclosure of any such information by operation of law (other than in connection with the preparation and filing of Tax returns), the party required to make the disclosure shall give Sellers prior notice of the making of such disclosure and shall use all reasonable efforts to afford Sellers an opportunity to contest the making of such disclosure.

6.3 Noncompetition.

(a) As a condition to Buyers’ obligation to purchase the Purchased Assets and in order to ensure to Buyers the full benefits of the Purchased Assets and the Business, Sellers, jointly and severally, hereby covenant and agree that for a period of five (5) years after the Closing Date (the “Noncompetition Period”), except for the Permitted Activities (as defined below), none of Remington, RA Brands, or RA Factors, Inc. (a direct wholly owned subsidiary of Remington), nor any other direct or indirect subsidiary of the Seller Group (now existing or formed in the future) (collectively, the “Seller Group”), nor any of Thomas L. Millner, Mark A. Little, and Ronald H. Bristol II, each of whom is a current employee of Remington (the “Employee Group”), will directly or indirectly own, operate, lease, manage, control, participate in, consult with, advise, or provide services for, or in any manner engage in, the manufacture, sale, distribution or development of fishing line in any area of the world (collectively, the “Restricted Activities”). Sellers acknowledge that (a) any breach of the covenants of this Section will result in irreparable damage and continuing injury to Buyers, (b) the covenants set forth in this Section (a) are reasonably limited, (c) the covenants set forth in this Section (a) are reasonably necessary for the protection of Buyers, and (d) Buyers would not have entered into this Agreement but for the covenants of the Sellers contained herein. Therefore, in the event of any breach or threatened breach of the covenants in this Section, Sellers acknowledge that Buyers may be entitled, without limiting any other remedies, to an injunction restraining any Seller from committing any such violation. If, at the time of enforcement of this Section (a) a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(b) The foregoing restrictive covenant shall not prohibit Sellers from engaging in the Restricted Activities as necessary to perform their obligations under this Agreement and the other Agreements contemplated by this Agreement (the “Permitted Activities”).

(c) Remington shall bear full liability and responsibility for any breaches of the covenants set forth in Section 6.3(a) above by: (i) Remington, (ii) the other members of the Seller Group to the extent of any breaches which occur during the time such Person is a member of the Seller Group, and (iii) each member of the Employee Group to the extent of any breaches which occur during the time such Person is employed by Remington or any other member of the Seller Group and during the time following the termination of the Person’s employment in which that Person is subject to an enforceable covenant not to compete arising under the Person’s existing employment agreement with Remington. Remington hereby covenants and agrees to enforce (and shall cause its Affiliates within the Seller Group to enforce) all of the contractual rights of the Seller Group against any such breaching member of the Seller Group or Employee Group which is subject to enforceable contractual obligations, as applicable, to prevent or stop any such breach by any such Person.

(d) Sellers further covenant and agree that during the Noncompetition Period none of the Seller Group shall license or grant any rights to any third party to use any trademark owned by any member of the Seller Group in connection with the sale, manufacture, distribution, development or design of Products (as defined herein) in any area of the world. For purposes of this Section 6.3(d), “Products” shall mean fishline, including all packaging, advertising and marketing materials relating thereto (provided, this definition shall be strictly construed). Each Buyer covenants and agrees that nothing herein shall give to such Buyer or any of its Affiliates any right, title or interest in any trademark owned by either Seller after the Effective Time (except for the licensed rights specifically granted pursuant to the Remington License Agreement), and that each and every part of any such trademark of either Seller is, and is to be and continue, the sole property of such Seller.

(e) Each Seller agrees that, for a period of fifteen (15) years from and after the Closing Date, such Seller shall not itself use, in connection with the sale, manufacture, distribution, development or design of Products, any trademark owned or licensed by such Seller, in any area of the world, nor shall it license or grant any rights to any third party to do so.

6.4 Transition Services. Remington will provide Buyers with the transition support and services for the consideration and on the other terms and conditions set forth in the Transitional Services Agreement (the “Transitional Services Agreement”) to be executed and delivered at the Closing by Remington and PF I.

6.5 Remington License. RA Brands will provide to PF II a license to use the REMINGTON® and POWER-LOKT® trademarks (together, but not separately and not in conjunction with any other trademarks) on the terms and conditions set forth in the license agreement (the “Remington License Agreement”) to be executed and delivered at the Closing by RA Brands and PF II.

6.6 EXPRESS® Trademark.

(a) Promptly after the Closing, Remington, with such assistance of Buyers as reasonably requested of Buyers, will seek to obtain a license for Buyers to use the trademark EXPRESS® from the owner thereof for the sale of fishing line in WAL-MART and WAL-MART branded stores in the United States of America, which for the avoidance of doubt will include specifically WAL-MART Supercenters, WALMART neighborhood stores, and WAL-MART websites (the “EXPRESS License”). If the owner of the EXPRESS® trademark agrees to grant to Buyers the EXPRESS License, on terms reasonably acceptable to Buyers then Remington will pay the license fee, if any, negotiated by Remington and such owner for the EXPRESS License, up to an aggregate of $200,000 (the “Express Payment”). If the owner of the EXPRESS® trademark agrees to grant to Buyers the EXPRESS License on terms reasonably acceptable to Buyers but for a license fee in excess of the Express Payment, then Buyers shall have the option either (i) to obtain the EXPRESS License without reimbursement of the license fee by Remington in excess of the Express Payment, or (ii) to reject the EXPRESS License.

(b) If the owner of the EXPRESS® trademark agrees to grant to Buyers the EXPRESS License (whether at the expense of Remington or at the expense of Buyers), RA Brands agrees to provide to Buyers an exclusive, royalty-free, non-sublicensable license (on the same terms and conditions as set forth in the Remington License Agreement, including, without limitation, terms restricting the assignability thereof) to use the REMINGTON® trademark with the EXPRESS® trademark (together, but not separately, and not in conjunction with any other trademarks) for fishing line sold only to WAL-MART and WAL-MART branded stores in the United States of America, which for the avoidance of doubt will include specifically WAL-MART Supercenters, WALMART neighborhood stores, and WAL-MART websites, for an initial period of fifteen (15) years from and after the Closing, renewable in consecutive five (5) year terms at the option of Buyers upon prior notice to RA Brands (provided, at the time of the renewal no Buyer is in breach of any of its obligations or agreements thereunder).

(c) If the owner of the EXPRESS® trademark does not agree to grant to Buyers the EXPRESS License or if Buyer rejects the EXPRESS License pursuant to Section 6.6(a)(ii) above, Buyers and Remington agree to cooperate to devise and design an alternative trademark to EXPRESS® (which shall be chosen and owned exclusively by Buyers), and, subject to Remington’s approval of such alternative trademark, RA Brands agrees to provide to Buyers an exclusive, royalty-free, non-sublicensable license (on the same terms and conditions as set forth in the Remington License Agreement, including, without limitation, terms restricting the assignability thereof) to use the REMINGTON® trademark with such alternative trademark (together, but not separately, and not in conjunction with any other trademarks) for fishing line sold only to WAL-MART and WAL-MART branded stores in the United States of America, which for the avoidance of doubt will include specifically WAL-MART Supercenters, WALMART neighborhood stores, and WAL-MART websites, for a period not to exceed fifteen (15) years from and after the Closing, renewable in consecutive five (5) year terms at the option of Buyers upon prior notice to RA Brands (provided, at the time of the renewal no Buyer is not in breach of any of its obligations or agreements thereunder). If the owner of the EXPRESS® trademark does not agree to grant to Buyers the EXPRESS License or if Buyer rejects the EXPRESS License pursuant to Section 6.6(a)(ii) above, Remington agrees to bear the reasonable costs and expenses of the one-time design and manufacture of the printing plates required to produce product labels bearing such alternative mark, as well as to reimburse Buyers for the costs of scrapping or relabeling unsold inventory bearing the EXPRESS ® trademark, which Buyers are unable to sell, all together not to exceed the Express Payment.

(d) Remington shall have no obligation under this Section 6.6 if Buyer have not, within twelve (12) months after the Effective Time, either obtained the EXPRESS License or developed an alternative trademark as contemplated by Section 6.6(c). Nothing in this

Section 6.6 shall be deemed to limit any of the representations and warranties of Sellers set forth in Articles III or IV of this Agreement with respect to the Business Intellectual Property.

6.7 Consents. Certain of the Assumed Contracts are or may be, by their terms, non-assignable or assignable only with a consent of the other parties thereto other than Sellers. Sellers covenant and agree to use their commercially reasonable efforts to obtain, within nine (9) months after the Closing, all required consents which may be required under the terms of such Assumed Contracts to effect their assignment to and assumption by the applicable Buyer, but which have not been obtained prior to Closing. To the extent the parties are unable to obtain any Required Consents under an Assumed Contract to effect the assignment thereof as of or after Closing (the “Unassigned Agreements“), Sellers covenant and agree to use their commercially reasonable efforts to afford the benefits of the Unassigned Agreements to Buyers from and after the Closing, and Pure Fishing covenants and agrees to perform, and as applicable to cause PF I or PF II to perform, fully and when required all of Sellers’ Liabilities and obligations arising any such Unassigned Agreement from and after the Closing. Buyers understands and agrees that Sellers shall have no Liability on account of the failure to obtain any such consents (which shall not be grounds for the assertion of any claims by any Buyer against any Seller, whether pursuant to ARTICLE VIII of this Agreement or otherwise).

6.8 Customer Payments; Mail. Each party hereto authorizes and empowers the other, for a period of twelve (12) months from and after the Closing Date, (i) to receive and open mail addressed to the first party and (ii) to deal with the contents thereof in any reasonable manner it sees fit; provided, that in the case of clause (ii) such mail and the contents thereof, if received by Buyers, must relate to the Purchased Assets or otherwise to the Business or to any of the Assumed Liabilities, or, if received by Sellers, must relate to the Excluded Assets, any of the Excluded Liabilities or to Sellers’ other businesses. During such twelve-month period, each Buyer agrees to promptly forward any mail not relating to the Purchased Assets or the Business to the Sellers, and Sellers agree to promptly forward any mail relating to the Purchased Assets or the Business to the Buyers. During such twelve-month period, each Party agrees to deliver to the relevant party promptly upon receipt any payments from customers, mail, checks or documents which it receives to which it is not entitled by reason of this Agreement or otherwise and to which that other party is entitled.

6.9 Non-U.S. Distribution Agreements. The parties acknowledge that the non-U.S. distribution agreements relating to the Business to which Remington is a party shall not be assumed by Buyers hereunder. These agreements are listed in Schedule 6.9 hereto. Sellers agree, that to the extent that any such agreements include a right or license to use any Business Intellectual Property, or to market, sell or distribute any inventory or products related to the Business, such rights shall be terminated as promptly as is reasonably practicable after the Effective Time, but in any event within six (6) months after the Effective Time, and the relevant agreements amended to prohibit the third party from marketing, selling or distributing any products or inventory using the Business Intellectual Property, or which are related to the Business.

6.10 Delivery of Information.

(a) Each Seller shall deliver (within the “Initial Support Period” as defined in the Transitional Services Agreement) to Buyers (or its representatives) the following as they relate to the Business, to the extent available in the media or manner as maintained, compiled or provided to or used by Sellers’ management in advance of Closing (if at all): (i) all internal business information (including, without limitation, information relating to strategic and staffing plans and practices, business, marketing, promotional or sales plans, practices or programs, training practices and programs, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Remington’s or RA Brands’ suppliers, clients, customers, distributors, and sales representatives who will continue to be involved with the Business from and after the Closing; (iii) compilations of data and analyses, processes, methods, techniques, systems, formulae, research, records, reports, manuals, test results, documentation, models, and data relating thereto; (d) Sellers’ inventions, designs, developments, devices, methods and processes (whether or not patentable or reduced to practice); and (e) copies of all Assumed Contracts. Sellers will also use commercially reasonable efforts to collect, compile and deliver to Buyers as promptly as possible after Closing and throughout the “Initial Support Period” (as defined in the Transitional Services Agreement) all information requested to be provided pursuant to an “Account Management Form” provided by Buyers regarding Remington’s top twenty (20) accounts of the Business immediately prior to Closing and the top five (5) accounts therein of each sales representative of Remington (to the extent available from each such sales representative).

(b) Each Seller covenants and agrees to provide, at Buyers’ full cost and expense, and with prompt reimbursement to each Seller of all of its costs and expenses accrued or incurred in connection herewith, such reasonable assistance and access by an independent, so-called “big four”, accounting firm engaged and employed by Pure Fishing (the “Buyers’ Accountants”), on confidentiality terms acceptable to Sellers in their discretion, to the personnel, books and records of Sellers (upon reasonable prior notice and during regular business hours on days in which Sellers are regularly open for business) as the Buyers may reasonably request in connection with the production by Buyers, in anticipation an offering of equity or debt securities of Buyers, of such historic financial statements as may be required by Securities and Exchange Commission regulations in connection with such offering of equity or debt securities, specifically for: (i) facilitating the production by Buyers’ Accountants for the Business of (A) audited financial statements for the fiscal years ended December 31 for each of 2001, 2002, and 2003, and (B) unaudited financial statements for the fiscal years ended December 31 for each of 2000, and 1999, in each case in accordance with generally accepted accounting principles, and (ii) to the extent reasonably requested by Buyers’ Accountants and on a form reasonably acceptable to Remington, the delivery of management representation letters as may be required for the circumstance. Each Buyer agrees to indemnify, defend and hold harmless each Seller Indemnitee (as defined below) and their Affiliates from and against any and all loss, liability, claim, damage and expense whatsoever arising out of or in connection with the preparation, use or dissemination of any of the information provided to or obtained by Buyers’ Accountants or any Buyer pursuant to this Section 6.10(b), except to the extent any such loss, Liability, claim, damage or expense results from Sellers’ untrue or alleged untrue statement of material fact or omission of a material fact.

6.11 Post-Closing Sale of Products to Remington. Buyers acknowledge that Remington has accrued obligations to deliver certain products of the Business free of charge to certain of Remington’s customers prior to the Effective Time under the terms of Remington’s “performance free goods” programs to such customers (the “Performance Free Goods Obligation”). Buyers agree that, through March 31, 2004, Buyers will sell to Remington such quantities and types of finished goods Inventory (the “Performance Free Goods”) as are necessary to allow Remington to satisfy the Performance Free Goods Obligation. Remington shall notify Buyers in writing, as soon as practicable after Closing. of the Performance Free Goods that Remington requires and the respective customers to whom such goods will be delivered. Buyers shall sell the Performance Free Goods to Remington at a price equal to Remington’s historical cost of such Performance Free Goods immediately prior to the Closing; provided, however, that Buyers (collectively or individually) shall not be obligated to sell Remington Performance Free Goods in an amount in excess of $300,000.00 (determined at the price in the preceding clause). Buyers further agree to provide reasonable assistance to Remington in fulfilling the delivery requirements of Performance Free Goods to Remington’s customers, provided that Remington shall pay the picking, packing and shipping expenses of such Performance Free Goods to Remington’s customers.

6.12 Employee Matters. Buyers shall not offer employment to any employee of Sellers employed in the Business or otherwise (“Business Employees”), and no Buyer shall have any liability whatsoever for any claims, expenses, payments or other liabilities or potential liabilities relating to (i) the employment or termination of employment of any Business Employee (or any liabilities relating to independent contractors performing services for the Business), regardless of when arising or reported, and (ii) any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other employee benefit plan, program or arrangement at any time maintained or contributed to by any Seller or any entity that is or has ever been under common control, or that is or has ever been treated as a single employer, with any Seller under Section 414 of the Code (each such entity, an “ERISA Affiliate”), or with respect to which any Seller or any ERISA Affiliate has any liability or potential liability.

6.13 Right of First Offer Regarding Remington® License.

(a) Remington covenants and agrees that it will provide Pure Fishing with a right of first offer (the “ROFO”) during the five (5) years from and after the Closing Date (the “ROFO Period”), for the opportunity to obtain a license to the Remington® trademark, subject to the terms and conditions of this Section 6.13, in connection with the manufacture, marketing and sale of any or all of the following, and only the following, consumer products in the United States (the “Permitted Uses”): artificial fishing baits; fishing rods; fishing reels; fishing rod and reel combinations; fishing line spooling machines and stations; fish scales; fish nets; and fishing rod racks (such products and market definition to be strictly construed, collectively, the “Fish Tackle” market). Specifically excluded from the Fish Tackle market are knives of any type. Any trademark license resulting from the ROFO shall include such terms and conditions as are customary in RA Brands’ trademark licenses, including, without limitation, licensee sales reporting and compliance with the Remington Style Guide, as the same may be amended from time to time hereafter, and shall include such other terms and conditions as to which the parties may in their sole discretion agree; provided, however, that nothing in this Section 6.13 shall obligate Pure Fishing or Remington to enter into any agreement with respect to any proposed license of the Remington® trademark.

(b) The ROFO procedures will be as follows:

(i) If Remington determines to seek offers for the license of the Remington® trademark in connection with the Permitted Uses in the Fish Tackle market at any time during the ROFO Period, Remington will provide Pure Fishing with the request for proposal (“RFP”) which Remington or RA Brands uses to solicit proposals from all parties other than Pure Fishing for each such license opportunity;

(ii) If Remington or RA Brands receives an unsolicited, bona fide offer or expression of interest from a third party other than Pure Fishing regarding a potential license opportunity for the Remington® trademark in connection with the Permitted Uses in the Fish Tackle market at any time during the ROFO Period, and after analysis thereof Remington or RA Brands determines to pursue such offer or expression of interest, Remington or RA Brands will, prior to pursuing such opportunity, (A) develop an RFP based on such offer or expression of interest, (B) provide Pure Fishing with the RFP which Remington or RA Brands uses to solicit proposals from all parties other than Pure Fishing for the particular license opportunity, (C) consider in good faith any proposal submitted by Pure Fishing in response to a RFP, and (D) afford Pure Fishing an opportunity, in accordance with its rights herein, to discuss such proposal with Remington or R.A. Brands; and

(iii) If Pure Fishing develops a proposal to license the Remington® trademark in connection with the Permitted Uses in the Fish Tackle market at any time during the ROFO Period, Remington and RA Brands agree that neither will solicit competing proposals for the same license opportunity from any party other than Pure Fishing, provided that Pure Fishing’s proposal includes: (i) a minimum royalty payment to Remington or RA Brands of $15,000 per calendar year for all Fish Tackle other than fishing rods, fishing reels and fishing rod and reel combinations, and $25,000 per calendar year for fishing rods, fishing reels or fishing rod and reel combinations, and (ii) a royalty rate of not less than seven percent (7%) on annual net sales revenue from all sales of Fish Tackle products other than fishing rod and reel combinations and not less than ten percent (10%) on annual net sales revenue from all sales of fishing rod and reel combinations.

6.14 Contract Payments; Certain Customer Settlements.

(a) With respect to payments due or coming due under the professional endorsement (fisherman) agreements, print media insertion agreements (whether advertisements thereunder are placed by Remington or by a third party on behalf of Remington), and television advertisement placement agreements (whether advertisements thereunder are placed by Remington or by a third party on behalf of Remington) included in the Remington Assumed Contracts, the parties agree to the following allocation of payments:

(i) Remington will pay amounts due on signing under professional endorsement (fisherman) agreements that are fully executed (by all parties other than Remington) and delivered to Remington on or prior to the Closing Date, and Buyer will assume and pay as an Assumed Liability all other amounts payable thereunder.

(ii) Remington will pay all invoices received by Remington as they come due for advertisements placed under print media insertion agreements for which the stated publication date is January or February, 2004, and Buyer will assume and pay as an Assumed Liability all other amounts payable thereunder.

(iii) Remington will pay all invoices received by Remington as they come due for advertisements placed under television advertisement placement agreements which air on or prior to the Closing Date, and Buyer will assume and pay as an Assumed Liability all other amounts payable thereunder.

(b) Remington will pay all amounts related to consumer promotions (for which Remington initiated the consumer promotion) actually received by Remington in January, February and March, 2004, and Buyers will assume and pay as an Assumed Liability all other amounts related to consumer promotions received from and after March 31, 2004.

(c) Remington will be responsible for all costs and expenses associated with settling or otherwise disposing of requests made at any time through April 30, 2004, by Persons who were customers of the Business prior to the Closing Date seeking to return to Remington any product sold by Remington in advance of the Closing Date to any such Person (a “Return Request”). Remington will review and assess the validity of each written Return Request received by Remington through April 30, 2004 or received by Buyer and promptly communicated to Remington in writing by Buyer by April 30, 2004. Remington shall have full discretion to determine whether and the extent to which any proposed return shall be deemed to be recompensable, and Remington will be exclusively responsible for effecting the final settlement of such return request with the customer in the normal course of Remington’s operations. Buyers will be responsible for and pay as an Assumed Liability all costs and expenses associated with settling or otherwise disposing of Return Requests made at any time after April 30, 2004.

(d) Remington will be responsible for all requests for free line winders from customers who qualify for a free line winder under Remington’s program prior to the Closing Date. Remington will review customer requests for free line winders received by Remington after the Closing Date through April 30, 2004, and, should the request be deemed to be valid, in Remington’s discretion, Remington will be responsible for and will settle such requests in the normal course of Remington’s operations. Buyers will be responsible for and pay as an Assumed Liability all costs and expenses associated with settling or otherwise disposing of customer requests for free line winders made at any time after April 30, 2004.

6.15 Escrow.

(a) Buyers and Sellers acknowledge that the Escrow Amount is being held by the Escrow Agent as security for Sellers obligation to supply Buyers with 50,000 lbs of Stren Product (as defined in the Supply Agreement) at the price set forth in the Supply Agreement; provided that Buyers shall place an order for such Stren Product on or prior to March 1, 2004. Buyers and Sellers agree that in the event that Buyers procure the aforementioned amount of Stren Product directly from the manufacturer E. I. Du Pont de Nemours and Company, Seller shall still be entitled to receive the Escrow Amount pursuant to Section 6.15(b) below, provided Buyers receive the 50,000 lbs of Stren Product in the condition and according to the quality control specifications set forth in the Supply Agreement by June 30, 2004.

(b) Within three business days following the date upon which Buyers take delivery of the 50,000 lbs of Stren Product (whether from Sellers or directly from the manufacturer as provided above), PF I and Remington shall issue joint written instructions to the Escrow Agent to distribute the entire Escrow Amount to Remington; provided that if Buyers do not receive the 50,000 lbs of Stren Product in the condition and according to the quality control specifications set forth in the Supply Agreement by June 30, 2004, PF I and Remington shall issue joint written instructions to the Escrow Agent to distribute the entire Escrow Amount to PF I.

6.16 Best Efforts; Further Assurances. Each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and to fulfill all of the conditions set forth in Sections 7.4 below and the execution and delivery of the agreements and instruments contemplated hereby to be executed and delivered at the Closing.

6.17 Operation of Business. Between the date hereof and the Closing Date, the Sellers shall operate the Business only in the usual and ordinary course of business consistent with past custom and practice and in accordance with all Laws and will use commercially reasonable efforts to preserve the goodwill and organization of the Business and the relationships with its customers, suppliers, employees, sales representatives and other Persons having business relations with the Sellers with respect to the Business. Without limiting the generality of the foregoing, prior to the Closing, without the prior written consent of the Buyers, each Sellers covenants that:

(a) it shall not directly or indirectly, except as expressly contemplated by this Agreement, take or omit to take any action that would require disclosure under Section 3.12 or 4.11 above or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Sellers in this Agreement; and

(b) the Sellers will use commercially reasonable efforts to (1) preserve intact the organization and goodwill of the Business, (2) keep available the services of each of its sales representatives with respect to the Business, and (3) maintain satisfactory relationships with each of its material suppliers and customers with respect to the Business; and

(c) None of the Sellers shall sell, assign, transfer, lease, license, or abandon any of its assets related to the Business, tangible or intangible other than in the ordinary course of business consistent with past custom and practice for a fair consideration or as otherwise contemplated by this Agreement.

6.18 Notice of Material Developments. Each Party shall give written notice to the other Parties as soon as possible of (i) any material variances in any of its representations or warranties contained in this Agreement, (ii) any material breach of any covenant hereunder by such Party, and (iii) any other development which would render any of the conditions in Section 7.4 incapable of being satisfied.

6.19 Exclusivity. None of the Sellers or any of their respective representatives, officers, directors, agents, stockholders or Affiliates (all such persons and entities, the “Company Personnel”) shall directly or indirectly initiate, solicit, entertain, negotiate, accept or discuss any proposal or offer (an “Acquisition Proposal”) to acquire all or any significant part of the Business or Purchased Assets, as applicable, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (a “Third Party Acquisition”), or provide any nonpublic information to any third party in connection with an Acquisition Proposal or a Third Party Acquisition, or enter into any agreement, arrangement or understanding requiring the Sellers to abandon, terminate or fail to consummate the transactions contemplated under this Agreement. The Sellers represent that no member of the Company Personnel is party to or bound by any agreement with respect to an Acquisition Proposal or a Third Party Acquisition other than under this Agreement. The Sellers shall use their commercially reasonable best efforts to cause each member of the Company Personnel to comply with the provisions of this Section 6.19.

ARTICLE VII

CLOSING

7.1 Closing. The closing of the sale of the Purchased Assets (the “Closing”) shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, in Greensboro, North Carolina at 10:00 a.m., local time, on February 10, 2004, or such other date as may be mutually agreed upon by the parties hereto. For purposes of passage of title, risk of loss, allocation of expenses and other economic effects, the Closing when completed shall be deemed to have occurred at 11:59 p.m., local time, on the Closing Date (the “Effective Time“).

7.2 Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyers the following:

(a) A copy of all Remington corporate resolutions authorizing the execution, delivery and performance of the Remington Agreements, and the consummation by Remington of the transactions provided for herein and therein, accompanied by the certification of the Secretary (or any assistant Secretary) of Remington to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded;

(b) A copy of all RA Brands resolutions authorizing the execution, delivery and performance of the RA Brands Agreements, and the consummation by RA Brands of the transactions provided for herein and therein, accompanied by the certification of a member or manager of RA Brands to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded;

(c) Evidence of the removal of Liens, if any;

(d) Evidence of that all Required Consents have been obtained or satisfied (except for any Unassigned Agreements described in Section 6.7);

(e) Assignments of trademarks, copyrights, and such other instruments of assignment as may be necessary to file with the appropriate governmental agencies to transfer to the applicable Buyer all rights in the Intellectual Property;

(f) Bills of Sale, in the form of Exhibit C, and such other instruments of transfer as Buyers may reasonably request to convey and vest in the applicable Buyer all of Sellers’ right, title and interest in and to all of the remaining Purchased Assets;

(g) The Transitional Services Agreement attached as Exhibit D hereto;

(h) The Remington License Agreement attached as Exhibit E hereto;

(i) An agreement between certain of the Buyers and Remington for the provision of certain consulting services from and after Closing (the “Consulting Agreement”) attached as Exhibit F hereto;

(j) An employment agreement between Remington and David Justice providing for the employment by Remington of Mr. Justice from and after the Closing Date through December 31, 2004; and

(k) An opinion received from Womble Carlyle Sandridge & Rice, PLLC, counsel for Sellers, with respect to the matters set forth in Exhibit G attached hereto, which shall be addressed to Buyers, and dated as of the Closing Date.

(l) A Supply Agreement reasonably satisfactory to both parties hereto;

(m) The Escrow Agreement attached as Exhibit I hereto; and

(n) A certificate of an officer of each Seller, dated as of the Closing Date, stating that the conditions specified in Sections 7.4(a)(i) and (iv) have been fully satisfied; and

(o) Correct and complete Schedule 1.2(c) updated to add customer contracts approved by Buyers in their sole discretion.

7.3 Deliveries by Buyers. At the Closing, Buyers shall deliver or cause to be delivered to Seller the following:

(a) A copy of all corporate resolutions authorizing the execution, delivery and performance of the Transaction Agreements, and the consummation of the transactions provided for herein and therein, accompanied by the certification of the Secretary of Buyers to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded;

(b) An Assignment and Assumption Agreement by PF I regarding its assumption of the Assumed Contracts to be assumed by PF I pursuant to Section 1.4, in the form of Exhibit H hereto;

(c) The Purchase Price, evidenced by wire transfer(s) of immediately available funds to Sellers and the Escrow Agent in accordance with their instructions;

(d) The Transitional Services Agreement attached as Exhibit D hereto;

(e) The Remington License Agreement attached as Exhibit E hereto;

(f) The Consulting Agreement attached as Exhibit F hereto;

(g) A Supply Agreement reasonably acceptable to both parties;

(h) The Escrow Agreement attached as Exhibit I hereto; and

(i) A certificate of an officer of each Buyer, dated as of the Closing Date, stating that the condition specified in Section 7.4(b)(i) has been fully satisfied.

7.4 Conditions Precedent to the Closing.

(a) The obligation of the Buyers to take the actions set forth in Section 1 above are subject to the satisfaction as of the Closing of the following conditions; provided that any condition specified in this Section 7.4(a) may be waived if consented to in writing by the Buyers:

(i) The representations and warranties contained in Sections 3 and 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and each Seller shall have performed in all material respects all of the covenants required to be performed by such Seller hereunder prior to the Closing;

(ii) No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or shall be pending in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or that would reasonably be expected to have a Material Adverse Effect, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(iii) Buyers shall be satisfied, in their sole discretion, with an updated Schedule 1.2(c) of this Agreement to be delivered at the Closing; and

(iv) Since the date hereof, there shall not have occurred any material adverse change, including any litigation, in the business, assets, financial condition, results of operations or cash flows of the Sellers with respect to the Business.

(b) The obligation of Sellers to take the actions set forth in Section 1 above are subject to the satisfaction as of the Closing of the following conditions; provided that any condition specified in this Section 7.4(b) may be waived if consented to in writing by Sellers:

(i) The representations and warranties contained in Sections 5 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and each Buyer shall have performed in all material respects all of the covenants required to be performed by such Buyer hereunder prior to the Closing; and

(ii) No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or shall be pending in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or that would reasonably be expected to have a Material Adverse Effect, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

7.5 Further Assurances. Sellers and Buyers shall, at any time on or after the Closing Date, take such steps as are reasonably requested by the other to place Buyers in possession and operating control of the Purchased Assets, the Assumed Contracts and the Business, and each will do, execute, acknowledge and deliver all such further acts, deeds and instruments as may be required for the more effective transfer to and reduction to possession of Buyers, or its successors or assigns, of any of the Purchased Assets and the assumption of the Assumed Contracts.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by Sellers.

(a) Remington shall indemnify, defend and hold harmless each Buyer and Pure Fishing and its officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from, against, and with respect to any and all losses, damages, claims, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character (a “Loss”) arising out of or in connection with any of the following:

(i) any breach of any of Remington’s or RA Brands’ representations or warranties contained in this Agreement;

(ii) any failure by Remington or RA Brands to perform or observe, or to have performed or observed, any covenant, agreement or condition to be performed or observed by either of them pursuant to this Agreement; or

(iii) any and all liabilities and obligations of Remington and RA Brands of any kind or nature whatsoever related to the (i) Excluded Assets, (ii) their ownership of the Purchased Assets and operation of the Business prior to the Effective Time, or (iii) Excluded Liabilities, in each case whether accrued prior to the Effective Time, absolute, contingent or otherwise, known or unknown, except for liabilities and obligations under the Assumed Contracts accruing after the Effective Time.

(b) RA Brands shall indemnify, defend and hold harmless the Buyer Indemnitees from, against, and with respect to any and all Losses arising out of or in connection with any of the following:

(i) any breach of any of RA Brands’ representations or warranties contained in this Agreement;

(ii) any failure by RA Brands to perform or observe, or to have performed or observed, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; or

(iii) any and all liabilities and obligations of RA Brands of any kind or nature whatsoever related to the (i) Excluded Assets, (ii) its ownership of the Purchased Assets which it purported to own and convey and operation of the Business prior to the Effective Time, or (iii) Excluded Liabilities, in each case whether accrued prior to the Effective Time, absolute, contingent or otherwise, known or unknown, except for liabilities and obligations under the Assumed Contracts accruing after the Effective Time.

8.2 Indemnification by Buyers. Buyers and Pure Fishing shall indemnify, defend and hold harmless each Seller and its respective officers, directors, members, managers, employees, agents and representatives (the “Seller Indemnitees”) from, against, and with respect to any and all Losses arising out of or in connection with any of the following:

(a) any breach of any of the representations and warranties of Buyers and Pure Fishing contained in this Agreement;

(b) any failure by Buyers or Pure Fishing to perform or observe, or to have performed or observed, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement;

(c) all Assumed Liabilities (including the obligations and liabilities under the Assumed Contracts accruing on or after the Effective Time); or

(d) Buyers’ ownership of the Purchased Assets and operation of the Business on and after the Effective Time.

8.3 Notice of Claim. Any party seeking to be indemnified hereunder (the “Indemnified Party”) shall, within fifteen (15) business days following discovery of the matters giving rise to a Loss, notify the party from whom indemnity is sought (the “Indemnity Obligor”) in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. If the Indemnified Party does not so notify the Indemnity Obligor within fifteen (15) business days of its discovery of a claim for recovery, such failure to so notify shall not relieve the Indemnity Obligor of its obligations hereunder unless and to the extent the Indemnity Obligor is materially prejudiced by such delay. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the claim asserted.

8.4 Defense.

(a) If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within thirty (30) days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its best efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss; provided further that the reasonable costs and expenses incurred by such Indemnified Party in protecting against further damage will be considered a Loss.

(b) The Indemnified Party shall have the right to participate in such defense and to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be not be considered a Loss and shall be at the Indemnified Party’s own expense unless (A) the counsel selected by the Indemnity Obligor shall be unwilling or unable to represent the Indemnified Party, or (B) a legal conflict of interest exists between the Indemnity Obligor and the Indemnified Party such that joint representation would be inappropriate, or (C) a court of competent jurisdiction determines that the Indemnity Obligor failed or is failing to vigorously prosecute or defend such claims, in each of which cases the reasonable fees and expenses of separate counsel engaged by the Indemnified Party shall also be a Loss for which indemnity is provided by the Indemnity Obligor.

(c) Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. If the Indemnity Obligor assumes the defense or prosecution of such claim, the Indemnity Obligor shall have the right to settle the claim if such settlement involves only money damages; provided that the Indemnity Obligor shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim if, as a result of such settlement, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which consent shall not be unreasonably withheld or delayed. In the event and to the extent of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a third party claim, the Indemnity Obligor shall be subrogated to and shall stand in the place of the Indemnified Party to the extent of such payment as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against such third party relating to such indemnified matter. The Indemnified Party shall cooperate with the Indemnity Obligor in prosecuting any subrogated claim, and the reasonable fees and expenses incurred by the Indemnified Party in providing such cooperation shall also be a Loss for which indemnity is provided by the Indemnity Obligor.

8.5 Time for Claims. Any claim with respect to the items enumerated in Section 8.1 or Section 8.2 must be submitted to the Indemnity Obligor in writing by the time limits as follows:

(a) With respect to the items enumerated in Sections 8.1(a)(i), 8.1(b)(i) and 8.2(a), by April 15, 2005, except with respect to claims for any breach of the representations and warranties set forth in Sections 3.11 and 4.9 which must be made within thirty (30) days after the expiration of statute of limitations applicable to any such claim;

(b) With respect to the items enumerated in Sections 8.1(a)(ii), 8.1(b)(ii) and 8.2(b), within ninety (90) days after the expiration of the applicable statute of limitations following the end of the period for the performance of the respective covenants, agreements or conditions of Sellers, Buyers and Pure Fishing, respectively, as set forth herein; and

(c) with respect to all other items in Sections 8.1(a)(iii), 8.1(b)(iii), 8.2(c) and 8.2(d), within the statute of limitations applicable to any such claim.

8.6 Limitation. Notwithstanding the provisions of Section 8.1, no Seller, with respect to Losses incurred by any Buyer Indemnitee, and neither any of Buyers nor Pure Fishing, with respect to Losses incurred by any Seller Indemnitee, shall have any indemnification obligation under this Agreement unless and until the aggregate amount of the Losses of the Buyer Indemnitees or the Seller Indemnitees, as applicable, exceeds $500,000.00 (the “Basket”), whereupon the Sellers or Buyers and Pure Fishing, as applicable, shall be liable (if at all) to indemnify the Indemnified Party as provided in this ARTICLE VIII only to the extent that such Losses exceed such amount; provided that the liability of the Sellers with respect to any Losses suffered by the Buyer Indemnitees as a result of any facts or circumstances which constitute a breach of any representation or warranty described in Sections 3.5, 3.11, 3.13, 3.14(a), 4.5(b), 4.6 (b) (provided that if Sellers are unable to transfer any RA Brands Purchased Asset to Buyers or if Sellers are unable to transfer any RA Brands Purchased Assets to Buyers free and clear of all Liens, in each case as a result of a breach of Section 4.6(a) hereof, then any Loss resulting from such breach of Section 4.6(a) shall also not be subject to the Basket), 4.9 or 4.10 shall not be subject to the Basket and Sellers shall be responsible for the full amount of such Losses (subject to, however, the limitations otherwise provided in this ARTICLE VIII).

8.7 Maximum Indemnity Amount. In no event shall the amount for which Sellers (individually or together) or Buyers and Pure Fishing (individually or together) shall be liable as Indemnity Obligors hereunder exceed, in the aggregate, Four Million Four Hundred Thousand and No/100 Dollars ($4,400,000.00) (the “Cap”) other than for any breaches of Sections 8.1(a)(ii) and (iii), 8.1(b)(ii) and (iii) and 8.2(b), (c), and (d); provided that the liability of the Sellers with respect to any Losses suffered by the Buyer Indemnitees as a result of any facts or circumstances which constitute a breach of any representation or warranty described in Sections 3.5, 3.11, 3.13, 3.14(a), 4.5(b), 4.6(b) (provided that if Sellers are unable to transfer any RA Brands Purchased Asset to Buyers or if Sellers are unable to transfer any RA Brands Purchased Assets to Buyers free and clear of all Liens, in each case as a result of a breach of Section 4.6(a) hereof, then any Loss resulting from such breach of Section 4.6(a) shall also not be subject to the Cap), 4.9 or 4.10 shall not be subject to the Cap, provided further, in no event shall the aggregate amount for which Sellers (individually or together) or Buyers (individually or together) shall be liable as an Indemnity Obligor hereunder exceed, in the aggregate, the Purchase Price.

8.8 Reduction by Insurance Proceeds. The amount payable by an Indemnity Obligor to an Indemnified Party with respect to a Loss shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party with respect to the Loss, and each of the parties hereby agrees to use its commercially reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect of any Loss, and to pay such amounts to an Indemnity Obligor to the extent that such Indemnity Obligor has already paid the Indemnified Party to the full extent of the Loss.

8.9 Reduction by Tax Benefit. The amount payable by an Indemnity Obligor with respect to a Loss shall be net of any federal, state or local Tax benefit actually usable by the Indemnified Party by reason of the Loss.

8.10 Special Buyers Indemnity of Sellers.

(a) Subject to the terms, conditions and limitations set forth in this Section 8.10, Buyers and Pure Fishing shall: (i) indemnify, defend and hold harmless each Seller Indemnitee from, against and with respect to any Loss (including amounts paid in settlement and amounts paid in respect of penalties and fines) arising out of or in connection with any inquiry, investigation, suit, claim, proceeding or order of any governmental agency or governmental authority which seeks to invalidate, rescind, challenge, review or otherwise investigate the consummation of the transactions contemplated by this Agreement; and (ii) indemnify, defend and hold each Seller Indemnitee harmless from, against, and with respect to any of their out-of-pocket costs and expenses arising out of or in connection with any allegation, suit, claim, proceeding or order of any Person other than any governmental agency or governmental authority which seeks to invalidate, rescind, challenge, review or otherwise investigate the consummation of the transactions contemplated by this Agreement; provided, however, that the total amount paid by Buyers under this Section 8.10(a)(ii) with respect to which a Seller Indemnitee has invoked its right to separate legal counsel pursuant to Section 8.10(c) below shall not to exceed $200,000, and provided further, that the Seller Indemnitees shall use commercially reasonable efforts to take all action necessary to protect against further damage or loss with respect to the Loss and to minimize the amount of any Loss. For the avoidance of doubt, out-of-pocket costs and expenses of Seller Indemnitees shall not include compensation for executive time or opportunity costs, the costs of any counsel engaged by Buyers to represent its interests or to represent the interests of Buyers and any Seller Indemnitee jointly, or amounts paid by a Seller Indemnitee in settlement, paid in respect of penalties, fines or the like. Buyers shall have the right to assume the defense of any matter described in Section 8.10(a)(ii), and Buyers shall have the right to settle such matter if such settlement involves only money damages not payable by any Seller Indemnitee; provided that Buyers shall obtain the prior written consent of each affected Seller Indemnitee before entering into any settlement of such matter if, as a result of such settlement, injunctive or other equitable relief will be imposed against such Seller Indemnitee or if such settlement does not expressly and unconditionally release the Seller Indemnitee from all liabilities and obligations with respect to such matter, without prejudice.

(b) Each party hereto shall promptly notify the other in writing of, and will provide such reasonable detail as is available at the time regarding, any notice received by the informing party of the commencement of any inquiry, investigation, suit, claim, proceeding or order by any governmental agency or authority or other Person with respect to any of the matters set forth in Section 8.10(a). No Seller Indemnitee shall participate in the response to or defense of any such matter unless: (i) such Seller Indemnitee is legally compelled to do so or otherwise would have or incur civil or criminal liability if it failed to do so (a “Compelled Response”), or (ii) Buyers request the assistance of a Seller in connection with Buyers’ response to or defense of such matter (“Seller Assistance”), in which case Seller shall take commercially reasonable efforts to provide such Seller Assistance as is reasonably requested by Buyers provided Buyers shall have agreed to pay all of the costs and expenses of any Seller in connection with the provision of Seller Assistance (which costs and expenses shall be reasonably incurred and shall, if in the case of the provision of personnel of either Seller or provision of services by such Seller, shall generally be at the charges therefore specifically stated, if any, in the Transitional Services Agreement).

(c) Upon the occurrence of any of the matters set forth in Section 8.10(a) requiring a Compelled Response, and subject to the terms and conditions of that Section, Buyers and Pure Fishing shall indemnify and pay for one counsel to represent Buyers and all Seller Indemnitees jointly, provided, however, that in the event of a legal conflict each Seller Indemnitee subject to the Compelled Response as to which there is a legal conflict shall be entitled to retain its own legal counsel to represent exclusively the interests of such Seller Indemnitee (separate from counsel selected and retained by Buyers), and, if necessary to adequately respond to or defend against the matter, an independent public accounting firm and a professional consulting firm of economic advisors to represent the interests of Seller Indemnitee exclusively and other litigation services providers (e.g. file copy or retrieval services), provided further, that the costs and expenses of such separate legal counsel, independent public accounting firm, professional consulting firm of economic advisors and other service providers will be considered a Loss.

(d) At all times in connection with a Compelled Response or a matter in which there will be Seller Assistance, Buyers will keep the indemnified party regularly and promptly informed of the status of the matter and Buyers’ and Pure Fishing’s response and defense thereto. All Losses of any Seller Indemnitee to be indemnified by Buyers and Pure Fishing pursuant to this Section 8.10 shall be paid by Buyers and Pure Fishing within thirty (30) days after the indemnified party informs Buyers and Pure Fishing in writing of the incurrence or payment of such amounts, throughout the pendency of the matter giving rise to the indemnity hereunder.

(e) The rights of Seller Indemnitees set forth in this Section 8.10 are in addition to any other indemnification obligation of Buyers, whether arising under this Agreement or otherwise, and shall survive any termination of this Agreement or other rescission or reformation of any of the transactions contemplated by this Agreement. None of the rights of any Seller Indemnitee under this Section 8.10, and none of the obligations of Buyers and Pure Fishing under this Section 8.10, shall be subject to any of the limitations otherwise set forth in this Article VIII as to the time for claims or any minimum or maximum limits on the dollar amount of the indemnity provided herein.

8.11 Sole Remedy. Buyers and Pure Fishing, on the one hand, and Sellers, on the other hand, agree that the right of indemnity against each Seller or each Buyer and Pure Fishing, as applicable, set forth in this ARTICLE VIII shall be the sole remedy and right of recovery against either Seller or any of the Buyers or Pure Fishing, as applicable, for any and all claims by and Liabilities of Buyer Indemnitees or Seller Indemnitees, as applicable, and each party hereby waives all other remedies, whether at law or in equity, including without limitation the remedy of rescission; provided, however, that any (i) claim of fraud or intentional misrepresentation, or (ii) suit for specific performance shall not be subject to the limitations set forth in this Section 8.11.

ARTICLE IX

TERMINATION

9.1 Conditions of Termination. This Agreement may be terminated at any time prior to the Closing (or as otherwise specified):

(a) by the mutual written consent of Sellers and Buyers;

(b) by Buyers if Buyers shall have received notice of a breach of the representations and warranties set forth in Sections 3 and/or 4 or a breach of a covenant hereunder which renders the condition in Section 7.4(a)(i) incapable of being satisfied; or

(c) by Sellers if Sellers shall have received notice of a breach of the representations and warranties set forth in Section 5 or a breach of a covenant hereunder which renders the condition in Section 7.4(b)(i) incapable of being satisfied; or

(d) by Buyers on the one hand, or Sellers on the other hand, if the transactions contemplated hereby have not been consummated by February 11 2004; provided that the reason for the delay beyond February 11, 2004 shall not have been caused by the Party initiating such termination.

9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in the second to last sentence of Section 6.19 and in Sections 10.7, 10.8, 10.10, 10.14, and 10.15 shall survive such termination indefinitely, and except that nothing in this Section 9.2 shall be deemed to release any Party from any Liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Bulk Sales. Buyers acknowledges that Sellers will not comply with the provisions of any bulk sales laws in connection with the sale of the Purchased Assets.

10.2 Tax Filings. Each of the parties acknowledges its understanding of the requirement under Section 1060 of the Code for the filing by each of Form 8594 for its respective Tax year in which the Closing occurs. Sellers and Buyers agree to allocate the Purchase Price among the Purchased Assets in accordance with Exhibit A and that such allocation is binding for all purposes. Neither Buyers nor Seller shall take any position (whether in audits by the Internal Revenue Service, Tax returns or otherwise) which is inconsistent with such allocation, unless required to do so by applicable Law.

10.3 Taxes and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the sale of the Purchased Assets is consummated. Sales Taxes (if any), and recording and filing fees arising from the transfer of the Purchased Assets shall be borne by Buyers.

10.4 Publicity. Any press releases or other announcements concerning the transactions contemplated by this Agreement shall be approved by both Buyers and Sellers prior to issuance.

10.5 Best Efforts. Each party agrees to use its commercially reasonable efforts to satisfy the conditions to the Closing set forth in this Agreement and to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement. The Sellers shall use their respective commercially reasonable best efforts to (i) give required notices to third parties, (ii) obtain any Required Consents, and (iii) take any actions reasonably required by any third party, in each case in connection with the matters contemplated by this Agreement.

10.6 Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by telecopy (with telephone confirmation), and shall be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to telecopy machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to either Seller:

Remington Arms Company, Inc.

870 Remington Drive

Madison, NC 27025

Attention: Office of the Chief Financial Officer

With a copy (which shall not constitute notice) to:

Womble Carlyle Sandridge & Rice, PLLC

300 N. Greene Street

Suite 1900

Greensboro, North Carolina 27401

Attention: Randall A. Hanson

Telephone: (336) 574-8070

Telecopy: (336)574-4515

If to Buyers or Pure Fishing:

Pure Fishing, Inc.

1900 18th Street

Spirit Lake, Iowa 51360

Attention: President

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, NY 10022

Attention: Frederick Tanne, Esq.

Telephone: (212) 446-4800

Telecopy: (212) 446-4900

10.7 Governing Law. This Agreement shall be governed by the laws of the State of North Carolina, without giving effect to any conflicts of laws principles that would obtain a different result. The parties hereto also irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the State and Federal courts located in the State of North Carolina for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. certified mail to the addresses set forth above shall be effective service of process for any action, suit or proceeding brought under this Agreement in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the State or Federal courts located in the State of North Carolina and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any of the parties hereto without the prior written consent of all other parties hereto, and any purported assignment without such consent shall be void; provided that Buyers and Pure Fishing may assign this Agreement and its rights and obligations hereunder to its lenders for collateral assignment purposes and may assign the Purchased Assets to one or more of its Affiliates, provided that no such assignment shall relieve Buyers and Pure Fishing from their respective obligations hereunder.

10.10 Third Party Beneficiaries. None of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any Person which is not a party to this Agreement.

10.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

10.12 Amendments. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties hereto, and the parties hereto waive the right to amend the provisions of this Section orally.

10.13 Knowledge. Whenever used herein with respect to a party, the term “knowledge“ or “best knowledge” shall also mean the actual knowledge, subject to the duty to investigate, of such party’s executive officers and employees as listed in Schedule 10.13.

10.14 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

10.15 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter.

10.16 The Guarantee. In order to induce the Sellers to enter into this Agreement, the Remington Transaction Agreements, the RA Brands Transaction Agreements and the other agreements and instruments to be executed and delivered by either Seller pursuant hereto, and in recognition of the direct benefits to be received by Pure Fishing hereunder, Pure Fishing hereby unconditionally guarantees, as primary obligor, to the Sellers: (i) the prompt payment in full when due of all obligations of PF I and PF II under this Agreement (including the indemnification obligations of such Person under Article VIII hereof) and the agreements executed by each of PF I and PF II in connection with the transactions contemplated herein; and (ii) the due performance of all of the obligations of PF I and PF II under this Agreement (including the indemnification obligations of such Person under Article VIII hereof) and the agreements executed by each of PF I and PF II in connection with the transactions contemplated herein. Nothing shall discharge or satisfy the liability of Pure Fishing as a guarantor hereon except the full and indefeasible payment and performance of said obligations. This guaranty is a guarantee of payment and performance, is a primary, direct, immediate and unconditional obligation of Pure Fishing and shall be enforceable by either Seller or any Seller Indemnitee before or after proceeding against either PF I or PF II or any other Person or any security which may held by Sellers or a Seller Indemnitee.

10.17 Fees and Expenses. Except as otherwise set forth herein, Buyers and Pure Fishing will be responsible for all costs and expenses incurred by Buyers and Pure Fishing in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby, and the Sellers will pay all costs and expenses incurred by the Sellers in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby.

10.18 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

ARTICLE XI

DEFINITIONS

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Escrow Agreement” means the Escrow Agreement by and among PFI, Remington and the Escrow Agent in substantially the form of Exhibit I attached hereto.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, artwork, packaging plates, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

SELLERS:

REMINGTON ARMS COMPANY, INC.

By:	/s/ Thomas L. Millner
Title:	President and Chief Executive Officer

RA BRANDS, LLC

By:	/s/ Thomas L. Millner
Title:	President

GUARANTOR:

PURE FISHING, INC.

By:	/s/ Thomas W. Bedell
Title:	Chairman

BUYERS:

PURE FISHING I, LLC

By:	/s/ Thomas W. Bedell
Title:	President

PURE FISHING II, LLC

By:	/s/ Thomas W. Bedell
Title:	President